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                           CHALLENGER MINERALS INC.
                      A Subsidiary of Global Marine Inc.
  [LOGO]
                      777 N. Eldridge Parkway, Suite 600
                             Houston, Texas 77079
                      713-266-9050      Fax 713-266-0557



October 30, 2001

REEF PARTNERS LLC
1901 N. Central Expressway, Suite 300
Richardson, Texas  75080

Attn:  Mr. H. Walt Dunagin
       Land Manager

Re:    CMI Joint Venture Agreement
       Offshore, U.S. Gulf of Mexico

Gentlemen:

Challenger Minerals Inc. ("CMI") and Reef Partners LLC, a Nevada Limited Liability Company ("Reef") desire to enter into an agreement ("Agreement") to facilitate the review of, and participation in, Opportunities in the U.S. Gulf of Mexico located in water depths less than 450 feet. The terms and conditions governing this Agreement are as follows:

1. TERM: The term of this Agreement shall be for a period of three (3) years commencing January 31, 2002 ("Effective Date") and expiring January 30, 2005 ("Termination Date"), each of which years shall be deemed a "Participation Year"; PROVIDED, HOWEVER, that the confidentiality and non-competition provisions hereof shall survive termination of this Agreement for the contractual time period provided herein or in any applicable agreement with a third party or, if no such period is provided for, then for a period of one (1) year after the Termination Date.

2. OPPORTUNITIES: Reef shall have the right and option, but not the obligation, to acquire up to twelve and one-half percent (12.5%) of the interest made available to CMI in all Opportunities located in water depths less than 450 feet in the U.S. Gulf of Mexico ("Gulf of Mexico Shelf Program") in Prospects identified and initially reviewed by CMI during the term of this Agreement. For purposes of this Agreement, an "Opportunity," sometimes herein also referred to as a "Prospect," is defined as a specific geographic area which is related to the same geologic structure and/or stratigraphic interval or other hydrocarbon trapping mechanism, and which can be commercially developed for hydrocarbons in accordance with standard oil and gas industry practices from an open

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       water drilling location or platform.  All existing Prospects previously or currently under review by CMI and leases currently owned in whole or part by CMI are excluded from this Agreement.

3.     PARTICIPATION FEE:

       A. In consideration of its rights hereunder to consider participation in Prospects, Reef shall pay CMI as a Participation Fee the total sum of $1,125,000.00 during the term of this Agreement, with the first annual payment in the amount of $375,000.00 due on or before November 1, 2001, a second annual payment in the same amount due on or before January 30, 2003 and a third annual payment in the same amount due on or before January 30, 2004; PROVIDED, that the first such payment shall not be due until a date ten (10) working days after Reef's timely acceptance of this proposal. Other than such Participation Fee, there shall be no fees or burdens in favor of CMI as to the interest Reef may elect to acquire in any Prospect, and no obligation upon Reef to acquire an interest in any particular Prospect or in a minimum number of Prospects during the term of this Agreement.

       B. During each Participation Year (commencing from the Effective Date) of the term of this Agreement, CMI shall present to Reef a minimum of fifty (50) separate Prospects, as to which a working interest is available for Reef's participation. If during any such Participation Year the number of Prospects presented by CMI to Reef should be less than such minimum number of Prospects for Reef to consider for participation, Reef's Participation Fee provided for the above shall be proportionately reduced such that CMI would REFUND to Reef a portion of the fee in an amount based on the full annual fee amount times the deficiency number of Prospects divided by the 50 Prospect minimum, if requested by Reef in writing within thirty (30) days after the end of the applicable Participation Year.

4. OPPORTUNITY EVALUATION: Upon CMI being presented with potential opportunities to participate in Prospects generated by third parties ("Selling Parties"), CMI shall determine when or if a potential Prospect may be worthy of further consideration, and as to each potential Prospect, CMI shall immediately notify Reef, providing a brief description of the Prospect, to include when available, location, Operator, estimated leasehold and seismic costs and initial well costs, water depth and reserve potential (collectively, the "Initial Prospect Information"). Reef shall then promptly advise CMI whether Reef is already pursuing the Prospect; and, if such is the case, Reef shall advise CMI as to whether it will continue to pursue the Prospect on its own or jointly with CMI under either the terms of this Agreement or on other mutually acceptable terms. If Reef elects to continue to pursue the Prospect on its own, the parties shall endeavor in good faith to resolve any areas of competition, if possible. If Reef does not so notify CMI of its separate pursuit of any such potential Prospect(s) within ten (10) days after such initial notice by CMI (or such shorter period for Reef's decision as is required to prevent loss of opportunity), CMI and Reef shall jointly proceed as set forth in this Agreement. WITH RESPECT TO ANY EVALUATIONS TO BE CONDUCTED BY EITHER PARTY HEREUNDER, EITHER INDIVIDUALLY

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       OR JOINTLY, INCLUDING AN INITIAL PROSPECT REVIEW OR A FURTHER REVIEW
       UNDER THIS PARAGRAPH 4, EACH PARTY HEREBY ACKNOWLEDGES THAT ANY SUCH REVIEW, AND THE METHODOLOGIES EMPLOYED THEREIN, ARE NECESSARILY SUBJECTIVE. ACCORDINGLY, EXCEPT AS PROVIDED IN PARAGRAPH 4.B. BELOW, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) AS TO THE ACCURACY, COMPLETENESS OR SUFFICIENCY OF ANY SUCH EVALUATION, AND EACH PARTY DISCLAIMS ANY LIABILITY FOR ACCURACY OF ANY PROSPECT EVALUATION CONDUCTED BY THE OTHER PARTY DURING THE TERM OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND WARRANTS THAT IT IS INDEPENDENTLY QUALIFIED TO MAKE A DECISION WHETHER TO INVEST IN ANY PARTICULAR PROSPECT REGARDLESS OF WHETHER IT PARTICIPATES IN OR CONDUCTS A REVIEW EVALUATION.

       A. Once CMI determines that a Prospect merits a detailed geo-technical review with the Selling Party ("Initial Prospect Review"), it shall promptly so notify Reef and coordinate with Reef's technical personnel in scheduling the Initial Prospect Review as soon as practicable.

       B. In conducting the Initial Prospect Review, and all subsequent geo-technical evaluations, CMI and Reef shall make a good faith effort to share data, knowledge, expertise and work product except as, and to the extent, restricted or prohibited by third-party Confidentiality Agreements ("CAs") and/or Area of Mutual Interest Agreements ("AMIAs"), to which both CMI and Reef are not similarly bound. In such cases, Reef will be requested to sign and return expeditiously the CA or AMIA to CMI before prospect reports or data will be sent to Reef. In the event that Reef is unable to participate in an Initial Prospect Review, CMI, as soon as practicable thereafter, shall make a good faith effort to review with Reef the Selling Party's data and interpretations and CMI's data and interpretations regarding the Prospect in question, subject to any restraints posed by such third party CAs and/or AMIs.

       C. Following the Initial Prospect Review or other review, if conducted, and if not, as soon as practicable after Reef's receipt of the initial prospect summary from CMI, either CMI or Reef may propose pursuing participation in a Prospect by providing written notice of such intent to the other party. The party receiving such written notification shall have no less than five (5) business days (or such shorter response time as required to prevent a loss of opportunity) within which to advise the other party as to whether it wishes to pursue the Prospect and if so, at what level of working interest, whether or not the parties have conducted an Initial Prospect Review or other review. In the event that CMI and the Other Participants, (as defined in Paragraph 7) do not wish to pursue the Prospect, then Reef shall have the right to pursue the Prospect for its own account. Upon CMI's request, Reef shall advise CMI the status of its pursuit of such opportunity. In the event that Reef decides to submit a formal participation offer to the Selling Party, Reef shall submit a copy thereof to CMI, and CMI shall have twenty-four (24) hours within which to elect to pursue the Prospect jointly with Reef in accordance with this Agreement. If the participation opportunity originated through a request

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           by the Selling Party for a turnkey bid from CMI's affiliate company,
           Applied Drilling Technology, Inc. ("ADTI"), then CMI, subject to the exercise of its reasonable business judgment and the terms and conditions of Reef's proposed offer, shall control the timing and content of offers to participate in the Prospect.

       D. In the event that both CMI and Reef desire to pursue participation in a Prospect, they shall jointly develop and agree as to the terms and conditions of a written participation offer to the Selling Party.
           CMI shall have sole responsibility for direct negotiations with the Selling Party unless it requests the assistance of Reef. Reef agrees not to directly contact the Selling Party regarding the Prospect during the negotiation process unless otherwise agreed to by CMI. However, CMI shall keep Reef advised of the progress of ongoing negotiations and shall solicit Reef's input and suggestions regarding counter-offers or subsequent revisions to original offers. Notwithstanding any provision to the contrary herein, if CMI determines any situation merits negotiation with a Selling Party sooner than the response time periods provided for herein in order to avoid a loss of opportunity to acquire an interest in a Prospect, CMI shall have the right to do so and shall advise Reef of the progress thereof.

       E. Reef shall be an active participant with CMI in drafting, reviewing, and formalizing participation agreements, joint operating agreements, farmout agreements and all other contracts relating to its participation in Prospects under this Agreement. In the event of disagreement between CMI and Reef as to contract terms and provisions, however, CMI will make the final decision as to what is ultimately included in all agreements, with each party reserving the right not to participate in the Prospect as outlined in Paragraph 5. CMI shall advise the Selling Party of Reef's involvement with CMI prior to the formulation of any such contracts, and Reef shall be a signatory party to all agreements executed between CMI and Selling Party. CMI and Reef shall each be entitled to concurrently receive, directly from the Selling Party, an assignment of any ownership interest acquired in a Prospect.

       F. In the event that a Selling Party does not wish to include Reef as a candidate for working interest participation, then CMI shall so advise Reef, giving the reasons given by the Selling Party. If the concerns raised by the Selling Party cannot be amicably resolved, CMI shall have the right to pursue the Prospect for its own account and the Prospect shall not be covered by this Agreement.

       G. Except for Reef's obligation to pay to CMI the Participation Fee as provided in Paragraph 3 above, and for CMI's obligation at its expense to furnish to Reef the Initial Prospect Information and other reports and data as provided in this Agreement, each party shall bear its own costs and expenses associated with the evaluation of each Prospect and any subsequent negotiation of a participation agreement or other agreement with a Selling Party.

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5.     RIGHT TO WITHDRAW:  CMI and Reef acknowledge that, at any time and for any reason during the process contemplated by Paragraph 4 (prior to the execution of a binding participation agreement with a Selling Party), either party may elect to discontinue the effort to participate in a Prospect. In the event either CMI or Reef elects not to participate in a Prospect, the other party shall be free to continue to pursue the Prospect for its own account (subject to the similar rights of Other Participants), and the non-participating party shall not compete directly or indirectly against the other party in pursuing the Prospect for a period of one (1) year from the date of such election not to participate.

6. PERSONNEL: During the term of this Agreement, CMI will provide and maintain a technically proficient, multi-disciplined, veteran staff comprising geology, geophysics, reservoir engineering and land expertise to screen and evaluate Opportunities.

7. OTHER PARTICIPANTS: To facilitate the review of and participation in Prospects in the U.S. Gulf of Mexico, CMI has entered into similar joint venture agreements with other participants ("Other Participants") covering Prospects as provided for herein. The joint venture agreements entered into by CMI with Reef and with the Other Participants shall be collectively referred to as the "CMI Joint Venture." CMI and Reef agree that CMI reserves the right to terminate or amend its joint venture agreement with any of the Other Participants and to enter into new joint venture agreements with third parties. The mention within this Agreement of Other Participants in the CMI Joint Venture is solely to provide Reef with notice of the existence of such Other Participants and their right to be allocated interests in Prospects under similar joint venture agreements with CMI. The only relationship created pursuant to this
       Agreement, express or implied, is between Reef and CMI.   In no event
       shall it be construed that this Agreement has created any relationship, obligation or liability between Reef and any of the Other Participants. The joint participation of Reef and any of the Other Participants shall be pursuant to separate joint venture agreements, and any rights, liabilities or obligations relating to such Prospect participation shall be strictly limited to those as may be created by such separate joint venture agreements. The term "Other Participants" in this Agreement shall also include CMI as to its own interest in the CMI Joint Venture, the CMI interest being defined as the percentage interest in the CMI Joint Venture remaining after crediting the sum of respective percentage interests in the CMI Joint Venture held by Reef, under this Agreement, and by Other Participants (for this purpose, excluding CMI), under their separate but similar joint venture agreements with CMI.

8. WEEKLY SUMMARIES: In order to provide for a smooth flow of information between the parties, CMI shall timely provide to Reef a weekly prospect summary. Such weekly prospect summaries shall be subject to the confidentiality provisions of Paragraph 14 of this Agreement. CMI may provide to Reef additional prospect summaries or updates, or additional prospect data, as it deems appropriate, subject to the same confidentiality provisions.

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9.     ELECTIONS AND CONFIDENTIAL INFORMATION:

       A. CMI and Reef shall provide each other with copies of all elections made pursuant to joint operating agreements or any other agreements governing the drilling, development and operation of Prospects.
           CMI and Reef agree to freely share geological, geophysical, engineering and other technical data and information concerning the exploration, development and production of the Prospects except when prohibited by third party confidentiality agreements. All such data shall be held strictly confidential by Reef and CMI, and both parties agree to abide by the terms and conditions of any confidentiality agreements with the Selling Party and other Prospect participants. Subject to the provisions of governing confidentiality and similar agreements (as described in Paragraph 4.B. above) with Selling Party, all data and information regarding Prospects that are disclosed by one party to the other under this Agreement shall be held strictly confidential by the non-disclosing party; PROVIDED, HOWEVER, that this provision shall not apply to data and information that is (a) already in the public domain, (b) already in a party's possession at the time of disclosure, (c) developed by a party without the benefit or use of the confidential data, (d) disclosed by a third party who has the lawful right to make such disclosure, or (e) required to be disclosed in response to a judicial or administrative process from a court or governmental body with lawful authority to demand the production of same. IN THE EVENT THAT A CLAIM IS ASSERTED AGAINST CMI OR REEF AS A RESULT OF AN ALLEGED VIOLATION OF THIS PROVISION BY THE OTHER PARTY, THE PARTY AGAINST WHOM VIOLATION IS ALLEGED SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION AND JUDGMENTS ARISING THEREFROM, INCLUDING LEGAL FEES AND COURT COSTS.

       B. Reef and its affiliates may, from time to time, provide CMI with certain confidential information regarding among other things, trade secrets, customer lists, client information, including names, addresses and financial information, securities brokerage firms and other financial institutions with which Reef and its affiliates transact business and certain other information regarding operations and business conducted by Reef (collectively, the "Reef Confidential Information"). CMI agrees that any confidential information provided to it by Reef and designated as "Reef Confidential Information" shall be held strictly confidential by CMI. CMI further agrees that, except for the benefit of Reef, it will not use the Reef Confidential Information or, for the term of this agreement and for a period of two (2) years thereafter, contact any persons, firms or entities designated in the Reef Confidential Information; PROVIDED, that this provision shall not relate to data and information that is already in CMI's possession at the time of disclosure, disclosed to CMI by a third party who has a lawful right to make such disclosure, or required to be disclosed in response to a judicial or administrative process from a court or governmental body with lawful authority to demand production of same; AND PROVIDED FURTHER, that nothing herein shall restrict in any way CMI's right to continue or to initiate a business relationship of any nature with any third party doing business with Reef, where such third party is already in a past or

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           present business relationship with CMI or where CMI obtains Reef's written permission, which permission shall not be unreasonably withheld, to discuss a business relationship with such third party.

10.    ADDITIONAL INTEREST:  Reef acknowledges that, as provided in Paragraph
       7 herein, the Other Participants (including CMI) in the CMI Joint Venture are also entitled to purchase certain interest in Prospects. Reef shall have preferential right to acquire its proportionate share of an interest greater than its own original interest (i.e., the maximum Reef interest stated in Paragraph 2 above) out of the available interest in a Prospect, in the event CMI or any of the Other
       Participants elect to participate for a lesser interest or no interest at all in a Prospect. The non-participating party's(ies') interest shall be available to the participating parties on a proportionate basis relative to each participating party's interest in the CMI Joint Venture.

11. DISCLAIMER OF JOINT LIABILITY: References herein to "partners" or to any "partnership," or references herein to any "joint venture," are solely for the convenience of the parties. It is not the purpose or intention of this Agreement to create, and this Agreement shall never be construed as creating, a joint venture, a partnership, a mining partnership or any other legal relationship whereby CMI or Reef shall be held liable for the acts, either by commission or omission, of the other. The liabilities and obligations of CMI and Reef arising hereunder shall be several, and not joint or collective.

12. NOTICES: All notices required herein to be given by one party to the other shall be given to the other party in writing by personal delivery, by U.S. Postal Service mail or by fax, or by telephone if written confirmation is sent in a manner provided above within twenty-four (24) hours. Notice shall be deemed to be effective upon actual receipt by the party to whom notice is directed; however, any fax received after 5:00 PM CST shall be deemed to be received on the following business day, excluding legal holidays. Each party's address, telephone and fax number shall remain as stated below (or as subsequently changed under the procedure set out in this paragraph) until such party shall give proper written notice to the other party of different contact information to be used for the purposes of this
       Agreement:

             REEF PARTNERS LLC
             1901 N. Central Expressway, Suite 300
             Richardson, TX 75080
             Attn:  Mr. H. Walt Dunagin, Land Manager
             Phone: (972) 437-6792
             Fax:  (972) 994-0369





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             CHALLENGER MINERALS INC.
             777 N. Eldridge Parkway, Suite 600
             Houston, TX 77079-4425
             Attn:  Mr. Ron Symecko, Exploration Manager, or
                    Mr. Jack D. Downing, V.P. - Field Development/East, or Mr. Charles B. Hauf, V.P. - Field Development/West
             Telephone:  (713) 266-9050
             Fax:  (713) 266-0557

13. TURNKEY BIDS: Reef shall encourage drilling and completion turnkey bids in its dealings with Selling Parties, but it will not be obligated or penalized for any failure to do so. Although Reef is free to pursue participation in any Prospect hereunder on any basis of participation other than under a turnkey contract with ADTI (or other turnkey affiliate of CMI), the parties acknowledge that mutual commitments herein contemplate ADTI's (or other CMI affiliate's) continuation in the business of providing turnkey drilling services in the Gulf of Mexico. However, nothing herein shall imply that ADTI (or other CMI affiliate) must make a turnkey drilling bid for any particular well relating to any Prospect, or a bid therefor with any particular terms or conditions.

14.    CONFIDENTIALITY:

       A. This Agreement is strictly confidential and shall not be shared with nor copies made available to any third party, other than third party professional consultants retained by Reef in connection with the evaluation of the Opportunity or Prospect (the responsibility for each such consultant's compliance with the confidentiality and other provisions hereof being assumed by Reef), in whole or part, without the prior written consent of the other party.

       B. Neither party shall release or distribute any information, data or photographs to the press, media or other parties without prior written approval of the other party. When both parties have reviewed and approved release or distribution of the material under review, the party requesting release or distribution shall have the principal responsibility for issuance, but each party may thereafter release or distribute such approved material without restriction.

       C. Nothing in this Agreement shall preclude either party from making such disclosures as may be required by any applicable law or governmental order, rule, regulation or ordinance.

15.    TRANSFER OF INTEREST:

       A. This Agreement shall extend to and be binding upon and inure to the benefit of CMI and Reef and their respective successors, assigns and legal representatives. However, it is understood by the parties hereto that this Agreement represents a "personal" covenant between them, and consequently that Reef may not assign in

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           whole or part its interest in this Agreement itself, or in its right hereunder to acquire any interest in any Prospect, without the advance written consent of CMI; PROVIDED, that such consent not to be unreasonably withheld; and PROVIDED FURTHER, that nothing herein shall preclude Reef from assigning any such interest hereunder if such transfer of interest is to any joint venture of which Reef or an affiliate is managing venturer, any partnership of which Reef or an affiliate is the managing partner, including but not limited to any partnership formed as the result of, or contemplated by, the Reef Global Energy Ventures Partnerships Registration Statement filed with the United States Securities and Exchange Commission, or to any Reef affiliate due to corporate merger, reorganization of consolidation (collectively, "Reef's Affiliates"). Notwithstanding the foregoing, Reef shall have the right to assign all or part of its interest in any Prospect acquired hereunder AFTER Reef shall have earned assignment of its interest in the Prospect from the Selling Party, subject to applicable restrictions in any agreements binding the participants in such Prospect. In the event of an assignment of any interest in a Prospect by Reef, other than as more fully set forth above regarding assignment to Reef's Affiliates, Reef shall preserve the confidentiality of this Agreement by not disclosing to assignee the contents hereof in any form. If such assignment should be to Reef's Affiliates, Reef may disclose to assignee the contents hereof, but shall condition such assignment upon (a) provision that assignee accepts all obligations of this Agreement, including but not limited to the confidentiality provisions hereof, and (b) provision that any further assignments shall be subject to the same restrictions hereunder originally applicable to an assignment by Reef, if such further assignment is made to assignor's affiliate due to corporate merger, reorganization or consolidation; PROVIDED, HOWEVER, that such confidentiality provision shall not apply to disclosure by Reef if Reef believes it is legally obligated to make such disclosure, based upon written legal advice of its attorney.

       B. In the event that CMI should be sold by its parent company, Global Marine Inc., or undergo any type of corporate merger, reorganization or consolidation resulting in Global Marine Inc. owning less than majority interest in CMI, then CMI shall have the option to terminate this Agreement, effective not less than thirty
           (30) days after its written notice of same to Reef, in which event CMI shall refund to Reef a portion of Reef's Participation Fee representing the remaining portion (if any) of the current Joint Venture Participation Year as to which Reef shall have already paid such fee to CMI under Paragraph 3 of the Agreement, i.e., a refund amount representing the base annual fee times the remaining days of such Participation Year after the effective termination date divided by the total number of days in such year (using 365 days). CMI and Reef agree that the pending merger of Global Marine Inc. and Santa Fe International Corporation, if accomplished as proposed, would not trigger this provision.

       C. Nothing in this Agreement shall be construed to create in either party any preferential right to purchase the interest of the other party, in whole or part, in

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           any Prospect, after a party has acquired the interest in question in the Prospect under the provisions of this Agreement.

16.    MISCELLANEOUS:

       A. IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES AS TO THE PROVISIONS OF THIS AGREEMENT, THE MATTER SHALL BE SUBMITTED TO ARBITRATION OR OTHER FORM OF ALTERNATIVE DISPUTE RESOLUTION METHOD IN HOUSTON, HARRIS COUNTY, TEXAS, AT THE INSTANCE OF EITHER PARTY, UNDER SUCH PROCEDURES AS THE PARTIES MAY AGREE UPON, OR, IF THEY CANNOT
           AGREE, THEN UNDER THE APPLICABLE RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

       B. Failure of a party to enforce any or all of the provisions of this Agreement shall not constitute a waiver of such provisions(s) or preclude subsequent enforcement thereof.

       C. No provision of this Agreement shall be altered or deleted except by written agreement duly executed by both parties.

       D. Any provision of this Agreement found to be illegal or unenforceable shall be deemed stricken so as not to affect the legality or enforceability of the remaining provisions.

17. DUE DILIGENCE: As sophisticated participants in the oil and gas business, Reef and CMI agree that each party is responsible for the scope and evaluation of its own independent "due diligence" efforts as to whether the business relationship and transactions contemplated hereunder are appropriate and suitable to their respective business plans. Reef acknowledges that, in entering into this Agreement, it is not relying upon any representations by CMI other than those expressly set out herein, and that the results of Reef's participation in the Joint Venture may vary significantly from past results of CMI and/or its Joint Venture participants, for numerous reasons, including but not limited to general industry conditions such as oil and gas production pricing, drilling rig availability and the availability of quality Prospects for CMI to consider hereunder, and Reef's right hereunder to select specific Prospects for participation, and the percentage interest of its participation, based on its own independent judgment, with no obligation to participate in any particular Prospect or any minimum number of Prospects.

18. CMI PARTNER BUYOUT: This proposal is subject to CMI's success in its attempt to buy out or buy down the interest of Other Participants in existing Joint Ventures, on or before January 31, 2002, for consideration NOT LESS THAN Reef's monetary commitment hereunder, in order to place Reef into the Joint Venture for the 12.5% participation interest described above in Paragraph 2. Also, CMI reserves the right to place any available interest in the Joint Venture with Other Participants before placing any interest with Reef. If for any reason CMI should not succeed in timely placing such 12.5%

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REEF PARTNERS LLC
October 31, 2001


       interest in the Joint Venture with Reef, then the parties hereto agree that they would have no further obligation to each other under this proposal.

19. INTRODUCTION OF REEF TO OTHER PARTICIPANTS: Reef has previously agreed not to contact the Other Participants until CMI has introduced Reef to them as a possible participant in the Joint Venture. Upon execution of this Agreement, CMI shall promptly introduce Reef to the Other Participants. Reef and CMI shall each have the option to terminate the Agreement during a period of ten (10) working days after CMI has given Reef written notice that CMI has introduced Reef to the Other Participants. If either party has timely exercised such option to terminate the Agreement, by providing the other party with written notice of such election, the Agreement shall be considered null and void from inception, and each party shall be relieved of all obligations of any character hereunder, including but not limited to Reef's obligation to pay its Participation Fee provided for in Paragraph 3 above.

If the terms of this Agreement are acceptable to Reef, please confirm our agreement by executing in the space provided below and returning to the letterhead address one duplicate original to CMI's Business Development Manager, Paul Nielsen, no later than November 7, 2001, otherwise this proposal shall terminate and be null and void.

Very truly yours,
CHALLENGER MINERALS INC.

/s/ Tom Morrow
T. J. Morrow
President

ACCEPTED AND AGREED TO this 7 day of November, 2001:

REEF PARTNERS, LLC

By:  /s/ Michael J. Mauceli
     ----------------------
     Michael J. Mauceli
     Managing Member







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